SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (date of earliest event reported): August 18, 2011


                               IMAGINE MEDIA, LTD.
                    ----------------------------------------
             (Exact name of Registrant as specified in its charter)


     Delaware                       333-145999                  26-0731818
------------------------------------------------------------------------------
(State or other jurisdiction    (Commission File No.)       (IRS Employer
of incorporation)                                           Identification No.)



                            7750 N. Union Blvd., #201
                           Colorado Springs, CO 80920
               --------------------------------------------------
          (Address of principal executive offices, including Zip Code)


       Registrant's telephone number, including area code: (719) 266-4554



                                       N/A
                    -----------------------------------------
          (Former name or former address if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

     On August 18, 2011 the Company entered into an agreement to acquire approximately 53% of the outstanding shares of TransBioTec, Inc. ("TBT") in exchange for 12,416,462 shares of the Company's common stock.

     TBT, headquartered in Seal Beach, California, has developed and patented a high technology, state-of-the-art transdermal sensor that detects blood alcohol levels through a person's skin. Ethanol is produced as alcohol is ingested and metabolized in the body. The system senses ethanol excreted through perspiration. A person places their finger on the sensor, and within 5-8 seconds, the sensor will detect the ethanol level. A signal can then be sent to output devices that control the ignition in a vehicle to prevent it from starting. The system can also communicate with other devices such as a GPS unit, or cell phone.

     The TBT system is unobtrusive, accurate, reliable, durable, low cost, easier to use and faster than the current breathalyzer applications. TBT has completed its beta testing of the sensor and is currently developing its manufacturing capability.

     Initially, TBT intends to offer its sensor only for commercial vehicle applications. Later, TBT plans to market its sensor to the public for use in automobiles, SUV's, RV's, boats and other vehicles.

     Completion of the Company's acquisition of TBT is subject to the satisfaction of several conditions including without limitation, the satisfactory completion of due diligence by both parties, and the completion of an audit of TBT's financial statements. There can be no assurance that the transaction will be completed.


Item 9.01          Financial Statements and Exhibits

Exhibit     Description
-------     -----------

10.3        Agreement to Exchange Securities

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 18, 2011.

                                 IMAGINE MEDIA, LTD.


                                 By: /s/ Greg Bloom
                                     ----------------------------------
                                     Greg Bloom, President